Exhibit 99.1
NEWS RELEASE

COEUR D’ALENE MINES ANNOUNCES APPOINTMENT OF NEW DIRECTOR
L. MICHAEL BOGERT, AND PROMOTION OF KELLI C. KAST TO SENIOR VICE
PRESIDENT, CHIEF ADMINISTRATIVE OFFICER
Preliminary Proxy Statement Also Filed
COEUR D’ALENE, Idaho — March 18, 2009 — Coeur d’Alene Mines Corporation is pleased to announce the appointment of L. Michael Bogert to the Company’s Board of Directors and the promotion of Kelli C. Kast as Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary for Coeur. The Company also announced the filing of its preliminary proxy statement for its Annual Meeting of Shareholders to be held on May 12, 2009.
Mr. Bogert was most recently the Counselor to the Secretary of the U.S. Department of the Interior, from 2006 to 2009 and was previously the Regional Administrator of the United States Environmental Protection Agency, Region X, from 2005 to 2006. Before that, he was Of Counsel at the law firm of Perkins Coie, LLP, and Counsel to Idaho Governor Dirk Kempthorne. In 2003, Mr. Bogert served as Counsel to the office of California Governor-Elect Arnold S. Schwarzenegger. Mr. Bogert’s appointment fills a vacancy created by the resignation of Mr. Alex Vitale.
“We are very pleased with the addition of Michael to Coeur’s Board of Directors,” said Dennis E. Wheeler, Chairman, President and Chief Executive Officer of Coeur. “His vast experience in government, both at the national and state levels, as well as his counsel to regulatory agency and Cabinet level departments, will bring an added dimension to the Board as Coeur continues its growth. We look forward to his important future counsel and stewardship at Coeur.”
Ms. Kast was previously Vice President, General Counsel and Corporate Secretary for the Company. She joined Coeur in 2005 and possesses over fourteen years of in-house corporate experience. A graduate of University of South Dakota School of Law, where she ranked first in her class, Kelli also received the Top Graduating Senior Award from the University of Idaho, Moscow, where she received her Bachelor of Science Degree in Organizational Communication. She is a member of the Idaho State Bar, the U.S. Supreme Court Bar, and a member of the Board of Litigation for Mountain States Legal Foundation.
Proposals for 2009 Annual Meeting of Shareholders
At this May’s Annual Meeting, shareholders are being asked to approve the following proposals that will continue positioning the Company for the future:
•	Elect our Board of Directors;

•	Authorize an amendment to our Articles of Incorporation to reduce the par value of the Company’s common stock from $1.00 per share to $0.01 per share;
•	Authorize the Board of Directors to effect a reverse stock split of the Company’s common stock at a stock split ratio of one-for-ten;
•	Subject to the authorization to effect a reverse stock split, authorize an amendment to our Articles of Incorporation to effect a proportional decrease in our total number of authorized common shares from 750 million to 75 million and a further increase in the number of post split authorized common shares from 75 million to 150 million; and
•	Ratify the appointment of KPMG as the Company’s independent Accountants and Auditors
The Board of Directors unanimously believes that the proposed reverse stock split, reduction in authorized shares and change in par value of the Company’s common stock are in the best interests of Coeur and its shareholders, and would:
•	Enable Coeur to attract a wider shareholder base;
•	Bring the Company into compliance with minimum share price listing standards and significantly reduce our NYSE listing fees;
•	Provide flexibility for the Company to pursue accretive growth opportunities which may become available in the currently unpredictable economic times and financial markets.
COEUR SECURITY HOLDERS ARE ADVISED TO READ COEUR’S DEFINITIVE PROXY STATEMENT WHEN IT IS AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION RELATED TO THE PROPOSALS SET FORTH ABOVE. COEUR ANTICIPATES THAT ITS DEFINITIVE PROXY STATEMENT WILL BE MADE PUBLICLY AVAILABLE, FREE OF CHARGE, AT THE SEC’S WEBSITE, WWW.SEC.GOV, ON OR ABOUT APRIL 1, 2009.
About Coeur
Coeur d’Alene Mines Corporation is one of the world’s leading silver companies and also a significant gold producer. Coeur, which has no silver production hedged, will have its first full year of production this year at the world’s largest pure silver mine — San Bartolomé in Bolivia — and is expected to begin production next month at another world-leading silver mine — Palmarejo in Mexico. The Company also operates underground mines in southern Chile and Argentina and one surface mine in Nevada; and owns non-operating interests in two low-cost mines in Australia. The Company also owns a major gold project — Kensington in Alaska — and conducts exploration activities in Argentina, Chile and Mexico. Coeur common shares are traded on the New York Stock Exchange under the symbol CDE, the Toronto Stock Exchange under the symbol CDM, and its CHESS Depositary Interests are traded on the Australian Securities Exchange under symbol CXC.
Recent photos of projects and other information can be accessed through company website at www.coeur.com

For Additional Information:
Investors
Director of Investor Relations
Karli Anderson, 208-665-0345
Media
Director of Corporate Communications
Tony Ebersole, 208-665-0777
Cautionary Statement
This press release contains forward-looking statements within the meaning of securities legislation in the United States, Canada, and Australia, including statements regarding anticipated operating results. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the control of Coeur. Operating, exploration and financial data, and other statements in this presentation are based on information that Coeur believes is reasonable, but involve significant uncertainties affecting the business of Coeur, including, but not limited to, future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from future acquisitions of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in filings made from time to time with the SEC, the Canadian securities regulators, and the Australian Securities Exchange, including, without limitation, Coeur’s reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by fourth parties in respect of Coeur, its financial or operating results or its securities.